Exhibit 21.1

SUBSIDIARIES OF ARDAGH METAL PACKAGING S.A.

The following table provides information relating to our metal beverage packaging principal operating subsidiaries, all of which are wholly owned, after giving effect to the consummation of the Pre-Closing Restructuring pursuant to the Transfer Agreement (each as defined within the accompanying registration statement).

Company	Country of Incorporation
Ardagh Metal Beverage Manufacturing Austria GmbH	Austria
Ardagh Metal Beverage Trading Austria GmbH	Austria
Latas Indústria de Embalagens de Alumínio do Brasil Ltda.	Brazil
Ardagh Indústria de Embalagens de Metálicas do Brasil Ltda.	Brazil
Ardagh Metal Beverage Trading France SAS	France
Ardagh Metal Beverage France SAS	France
Ardagh Metal Beverage Trading Germany GmbH	Germany
Ardagh Metal Beverage Germany GmbH	Germany
Ardagh Metal Beverage Trading Netherlands B.V.	Netherlands
Ardagh Metal Beverage Netherlands B.V.	Netherlands
Ardagh Metal Beverage Trading Poland Sp. z o.o	Poland
Ardagh Metal Beverage Poland Sp. z o.o	Poland
Ardagh Metal Beverage Trading Spain SL	Spain
Ardagh Metal Beverage Spain SL	Spain
Ardagh Metal Beverage Europe GmbH	Switzerland
Ardagh Metal Beverage Trading UK Limited	United Kingdom
Ardagh Metal Beverage UK Limited	United Kingdom
Ardagh Metal Beverage USA Inc.	United States